FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Seth Zaslow 203-352-1026
	Media:	Chris Legentil 203-352-8793

WWE® Reports First Quarter 2023 Results

First Quarter 2023 Highlights

•	Revenue was $297.6 million; Operating income was $53.1 million; and Adjusted OIBDA[1] was $84.2 million
•	Returned $8.9 million of capital to shareholders through dividend payments
•	Each WWE premium live event (Royal Rumble and Elimination Chamber) set domestic unique viewership records with year-over-year increases of 52% and 54%, respectively
•	Viewership for WWE’s weekly flagship programs, Raw and SmackDown, both increased 7%, significantly outperforming overall cable and broadcast television, which declined 15% and 6%, respectively
•	North American Live Events ticket sales revenue increased 52% over the prior year period, reflecting a 37% increase in average attendance
•	In April, WWE announced an expansion of its partnership with Fanatics, with Fanatics assuming management of WWE’s on-site event merchandise business as of May 1, 2023

WrestleMania Highlights (April 1-2, 2023)

•

WrestleMania was held at SoFi Stadium in Los Angeles over two consecutive nights in front of a combined 161,892 fans and generating a gate of $21.6 million. WrestleMania was WWE’s highest-grossing and most-attended event in company history

•	WrestleMania was the most viewed WWE premium live event of all time. Global unique viewership increased 29% and domestic unique viewership increased 31% year-over-year
•	WrestleMania sponsorship revenue exceeded $20 million, more than double the previous record set in the prior year
•	WrestleMania was the most social WWE event of all-time, generating over 500 million views and 11 million hours of video consumed over the two days, a 42% increase over the prior year
•	WrestleMania merchandise sales increased 20% versus the previous record set in the prior year

WWE and Endeavor Transaction Highlights

•

As previously disclosed, on April 3, 2023, WWE and Endeavor announced an agreement to combine WWE and UFC to form a new, publicly listed company. Upon close, Endeavor will hold a 51% controlling interest and existing WWE shareholders will hold a 49% interest in the new company

•

The transaction values UFC at an enterprise value of $12.1 billion and WWE at an enterprise value of $9.3 billion. The transaction represents a contribution price of WWE of approximately $106 per share (before any post-closing dividend)

•

Following the closing, the new public company, in which WWE shareholders will initially hold 100% of the economic interest, is expected to issue a post-closing dividend consisting of excess cash at WWE

•	The transaction is expected to close in the second half of 2023. The transaction is subject to the satisfaction of customary closing conditions, including receipt of required regulatory approvals

2023 Business Outlook2

•	The Company reaffirms its expectations for 2023, which target record revenue and an Adjusted OIBDA range of $395 to $410 million, which would be an all-time record

STAMFORD, Conn., May 3, 2023 - WWE (NYSE: WWE) today announced financial results for its first quarter ended March 31, 2023.

“We are off to a strong start in 2023. Operationally, we continue to effectively execute our strategy, including staging the most successful WrestleMania of all time in early April. WrestleMania, as well as our other successful premium live events such as Royal Rumble and Elimination Chamber, and strong viewership for our weekly flagship programs, Raw and SmackDown, further expanded the reach of our brands and enhanced the value of our content,” said Nick Khan, WWE Chief Executive Officer. “Strategically, we entered into a historic agreement with Endeavor to create a one-of-a-kind company. With WWE and UFC we intend to form a global sports and entertainment business that has the potential to unlock vast growth opportunities for both businesses. We believe that bringing these two iconic and highly complementary brands together will allow us to increasingly capitalize on the rapidly expanding, global appetite for live sports events and premium entertainment content, with the goal being to maximize value for our shareholders.”

Frank Riddick, WWE President & Chief Financial Officer, added “In the quarter, we exceeded the high end of our guidance. Adjusted OIBDA was $84 million on revenue of $298 million. Our financial performance was primarily driven by the contractual escalation of media rights fees for our flagship weekly programming and strong consumer demand for our live events. Our results in the quarter were also impacted by a shift in the timing of the staging of a large-scale international event.”

First-Quarter Consolidated Results

Revenue decreased 11%, or $35.8 million, to  $297.6 million,  primarily due to a shift in the timing of the staging of a large-scale international event, which occurred in the first quarter of 2022 but is expected to occur in the second quarter of 2023. This decrease was partially offset by an increase in revenue related to the contractual escalation of media rights fees for the Company’s flagship weekly programming, Raw and SmackDown, and higher North American ticket sales.

Operating Income decreased 43%, or $39.3 million, to  $53.1 million, reflecting the decrease in revenue and relatively flat operating expenses. Operating expenses primarily reflected a decrease in production costs related to the timing of the Company’s premium live events essentially offset by the impact of certain costs related to the Company’s strategic alternatives review and recently announced agreement with

Endeavor. (See the “WWE and Endeavor Transaction” discussion for further details.) The Company’s operating income margin decreased to 18% from 28%.

Adjusted OIBDA decreased 25%, or $27.5 million, to  $84.2 million. The Company’s Adjusted OIBDA margin decreased to 28% from  34%.

Net Income was $36.7 million, or $0.43 per diluted share, a decrease from $66.1 million, or $0.77 per diluted share, primarily reflecting the decrease in operating performance and an increase in the Company’s effective tax rate.

Cash flows generated by operating activities were $12.6 million, a  decrease from $93.8 million, primarily due to lower net income and higher working capital requirements.

Free Cash Flow3 was an outflow of $20.6 million, a decrease of $90.3 million from an inflow of $69.7 million, primarily due to the decline in cash flows generated by operating activities and higher capital expenditures. For the three months ended March 31, 2023,  the Company incurred $29.6 million of capital expenditures related to its new headquarter facility. Excluding the capital expenditures related to the new headquarter facility, Free Cash Flow for the three months ended March 31, 2023 was $9.0 million.

Cash, cash equivalents and short-term investments were $465.3 million as of March 31, 2023. The Company currently estimates debt capacity under its revolving line of credit of $200 million.

Results by Operating Segment

The schedule below reflects WWE’s performance by operating segment (in millions):

	Three Months Ended
	March 31,
	2023	2022
Net Revenue:
Media	$225.7	$278.1
Live Events	32.6	23.1
Consumer Products	39.3	32.2
Total Net Revenue	$297.6	$333.4

Operating Income (Loss):
Media	$73.6	$117.4
Live Events	6.1	2.0
Consumer Products	21.4	11.2
Corporate	(48.0)	(38.2)
Total Operating Income	$53.1	$92.4

Adjusted OIBDA:
Media	$87.8	$128.2
Live Events	7.0	2.8
Consumer Products	22.2	11.9
Corporate	(32.8)	(31.2)
Total Adjusted OIBDA	$84.2	$111.7

Media

First-Quarter 2023

Revenue decreased 19%, or $52.4 million, to  $225.7 million, primarily due to a shift in the timing of the staging of a large-scale international event, which occurred in the first quarter of 2022 but is expected to occur in the second quarter of 2023. Results also reflected an increase in revenue related to the contractual escalation of media rights fees for the Company’s flagship weekly programming, Raw and SmackDown, and a decrease in Network revenue related to the timing of premium live events.

	Three Months Ended
	March 31,
	2023	2022
Media Revenue:
Network (a)	$51.4	$58.7
Core content rights fees (b)	153.9	139.1
Advertising and sponsorship (c)	15.6	19.8
Other (d)	4.8	60.5
Total Revenue	$225.7	$278.1
(a)	Network revenue consists primarily of license fees from the global distribution of WWE Network content associated with our licensed partner agreements.
(b)

Core content rights fees consist primarily of licensing revenue from the distribution of our flagship programs, Raw and SmackDown, as well as NXT programming, through global broadcast, pay television and digital platforms.

(c)

Advertising and sponsorship revenue within the Media segment consists primarily of advertising revenue from the Company’s content on third-party social media platforms and sponsorship fees from sponsors who promote products utilizing the Company’s media platforms, including promotion on the Company’s digital websites and on-air promotional media spots.

(d)

Other revenue within the Media segment reflects revenue from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming.

Operating income decreased 37%, or $43.8 million, to $73.6 million, as the decrease in revenue (as described above) was partially offset by a decrease in operating expenses. The decrease in operating expenses primarily reflected a decrease in production costs related to the timing of the Company’s premium live events.

Adjusted OIBDA decreased 32%, or $40.4 million, to $87.8 million.

Live Events

First-Quarter 2023

Revenue increased 41%, or $9.5 million, to $32.6 million, primarily due to an increase in North American ticket sales as a result of increases in both average attendance and average ticket price. There were 50 total ticketed live events in the current quarter, consisting of 50 events in North America and no events in international markets. Average attendance at the Company’s North America events was approximately 7,850. In the prior year period, the Company staged 53 total ticketed live events, consisting of 52 events in North America and one event in an international market. Average attendance at the Company’s North America events was approximately 5,710.

	Three Months Ended
	March 31,
	2023	2022
Live Events Revenue:
North American ticket sales	$30.2	$19.9
International ticket sales	—	—
Advertising and sponsorship (e)	1.0	1.1
Other (f)	1.4	2.1
Total Revenue	$32.6	$23.1

(e)

Advertising and sponsorship revenue within the Live Events segment consists primarily of fees from advertisers and sponsors that promote products utilizing the Company’s live events (i.e., presenting sponsor of fan engagement events and advertising signage at events).

(f)

Other revenue within the Live Events segment reflects revenue from the sale of travel packages associated with the Company’s global live events, commissions earned through secondary ticketing, and revenue from events for which the Company receives a fixed fee

Operating income increased $4.1 million, to  $6.1 million, as the increase in revenues (as described above) was partially offset by an increase in event-related expenses.

Adjusted OIBDA increased 150%, or $4.2 million, to $7.0 million.

Consumer Products

First-Quarter 2023

Revenue increased 22%, or $7.1 million, to $39.3 million, reflecting an increase in licensing and venue merchandise revenue partially offset by a decrease in eCommerce revenue. Licensing revenue primarily reflected an increase in collectibles revenue and relatively flat video gaming revenue. During the quarter, approximately $6 million in revenue was recorded as a result of the early termination of an agreement for our licensed collectibles. Venue merchandise revenue increased due to both an increase in average attendance and average per capita sales. The year-over-year change in eCommerce revenue reflected the previously disclosed transition of our digital retail platform to Fanatics.

	Three Months Ended
	March 31,
	2023	2022
Consumer Products Revenue:
Consumer product licensing	$26.8	$20.0
eCommerce	3.8	7.7
Venue merchandise	8.7	4.5
Total Revenue	$39.3	$32.2

Operating income increased 91%, or $10.2 million, to $21.4 million, primarily reflecting the increase in revenue (as described above) and a decrease in operating expenses. The decrease in operating expenses was primarily due to lower expenses related to the transition of eCommerce operations to Fanatics.

Adjusted OIBDA increased 87%, or $10.3 million, to $22.2 million.

2023 Business Outlook2

In February, the Company issued its outlook for 2023 Adjusted OIBDA. The Company reaffirms its expectations for 2023 Adjusted OIBDA in the range of $395 - $410 million, which would be an all-time record result. The Company also reaffirms its expectation to generate record revenue in 2023. This anticipated performance reflects an expected increase in media rights fees for the Company’s flagship weekly programming and premium live events, as well as a full live events touring schedule, including two large-scale international events, and an increase in advertising and sponsorship revenues. The Company anticipates that 2023 operating expenses will be relatively flat as an increase in costs to support the creation of content are substantially offset by a decline in eCommerce and venue merchandise expenses, as a result of the transition of the Company’s digital retail platform and venue merchandise business to Fanatics, as well as a decline in third-party original programming expenses, due to the timing of the production of premium WWE-themed series and specials.

Second Quarter 2023 Business Outlook2

The Company estimates second quarter 2023 Adjusted OIBDA of $125 - $135 million, which represents an increase of approximately 37% - 48% from the prior year quarter. The estimate reflects the favorable impact of a shift in the timing of the staging of a large-scale international event and the contractual escalation of domestic media rights fees for the Company’s flagship programs and premium live events. The Company also anticipates that second quarter results will reflect an increase in operating expenses, including certain costs to support the creation of content.

Return of Capital to Shareholders

The Company returned $8.9 million of capital to shareholders in dividends in the first quarter of 2023.  There were no share repurchases under the Company’s existing stock repurchase program in the first quarter of 2023. Under the Company’s existing stock repurchase program, approximately 5.3 million shares have been repurchased to-date at an average price of $54.09 per share. As of March 31, 2023, the Company had $211 million available under its existing $500 million stock repurchase authorization. As a result of the transaction with Endeavor (see the “WWE and Endeavor Transaction” discussion for further details), the Company currently has no plans to resume the program.

WWE and Endeavor Transaction

As previously disclosed, in January, Vincent K. McMahon, the Company’s Executive Chairman and shareholder with a controlling interest, in cooperation with WWE’s management team and Board of Directors, announced the intent to undertake a review of strategic alternatives with the goal of maximizing value for all WWE shareholders. On April 3, 2023, WWE and Endeavor Group Holdings, Inc. (“Endeavor”) announced an agreement to combine WWE and Ultimate Fighting Championship (“UFC”) to form a new, publicly listed company. Upon close, Endeavor will hold a 51% controlling interest and existing WWE shareholders will hold a 49% interest in the new company. The transaction values UFC at an enterprise value of $12.1 billion and WWE at an enterprise value of $9.3 billion. The transaction represents a contribution price of WWE of approximately $106 per share (before any post-closing dividend). Pursuant to the transaction agreement, at closing, WWE will distribute its excess cash to the new public company. Following the closing, the new public company may determine to dividend such excess cash to its shareholders. The transaction is expected to close in the second half of 2023. The transaction is subject to the satisfaction of customary closing conditions, including receipt of required regulatory approvals. As a result of the agreement with Endeavor, the review of strategic alternatives has been concluded. For the three-month period ended March 31, 2023, the Company’s consolidated pre-tax results included $6.7 million of expenses related to the strategic alternatives review and agreement with Endeavor.

Principal Stockholder Transactions

During the three months ended March 31, 2023, the Company incurred $1.7 million of expenses paid by Mr. McMahon for plaintiffs’ attorneys’ fees in connection with a shareholder lawsuit that was mooted. Other shareholder litigation remains ongoing as described in footnote 18 Commitments and Contingencies of the Company’s Form 10-Q. Additionally, during the three months ended March 31, 2023, Mr. McMahon made a payment of $17.4 million to reimburse the Company for the costs that have been incurred and paid by the Company, through January 31, 2023, in connection with and/or arising from the investigation conducted by the Special Committee, related revisions to the Company’s financial statements and other related matters. Please see the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q for further details and ongoing risks regarding this matter.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 8. A reconciliation of Operating Income to Adjusted OIBDA for the three-month periods ended March 31, 2023 and 2022 can be found in the Supplemental Information in this release on page 15.

(2)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks related to the consummation of the pending business combination with UFC in the expected timeline or at all; risks relating to the Special Committee investigation and related matters noted above; the impact of COVID-19 on WWE’s business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; WWE Network; uncertainties associated with international markets and risks inherent in large live events, and other risk factors disclosed in our annual report on Form 10-K for the year ended December 31, 2022. In addition, WWE is unable to provide a reconciliation of second quarter or full year 2023 guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required. See Supplemental Information in this release on page 16.

(3)

A reconciliation of three-month periods ended March 31, 2023 and 2022 Net cash provided by operating activities to Free Cash Flow can be found in the Supplemental Information in this release on page 17.

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring items that management deems would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different from similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends.

Additional Information

As previously announced WWE will host a conference call at 8:30  a.m. ET on May 3, 2023, to discuss its first quarter 2023 results. All interested parties are welcome to listen to a live webcast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 7356182).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on May 3, 2023, at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, premium live events, digital media, and publishing platforms. WWE’s TV-PG programming can be seen in more than 1 billion homes worldwide in 25 languages through world-class distribution partners including NBCUniversal, FOX Sports, BT Sport, Sony India and Rogers. The award-winning WWE Network includes all premium live events, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network.

Additional information on WWE can be found at wwe.com and corporate.wwe.com.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding our outlook regarding future financial results, the impact of recent changes to management and our board of directors (the “Board”); the timing and outcome of the Company’s media and other rights negotiations including major domestic programming licenses expected to be negotiated in 2023; the Company’s pending business combination with UFC; our plans to remediate identified material weaknesses in our disclosure control and procedures and our internal control over financial reporting; and regulatory, investigative or enforcement inquiries, subpoenas or demands arising from, related to, or in connection with these matters. The words “may,” “will,” “could,” “anticipate,” “plan,” “continue,” “project,” “intend,” “estimate,” “believe,” “expect,” “outlook,” “target,” “goal,” “guidance” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These statements relate to future possible events, as well as our plans, objectives, expectations and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause the actual results or the performance by us to be materially different from expected future results or performance expressed or implied by any forward-looking statements.

These forward-looking statements are subject to uncertainties relating to, without limitation, the impact of actions by Mr. McMahon (who has a controlling interest in the Company due to his ownership of a substantial majority of our Class B common stock and whose interests could conflict with those of our Class A common stockholders), as well as the consummation of the pending business combination with UFC in the expected timeline or at all, in each case which could have adverse financial and operational impacts.

The following additional factors, among others, could cause actual results to differ materially from those contained in forward-looking statements: diversion of management’s time and attention due to the pending business combination with UFC; the possibility that neither WWE nor Endeavor will have sufficient cash at close to distribute to shareholders of the new public company (or that the amount of cash available for distribution will be less than what the parties expect); COVID-19, which may continue to affect negatively world economies as well as our industry, business and results of operations; a rapidly evolving and highly competitive media landscape; WWE Network; computer systems, content delivery and online operations of our Company and our business partners; privacy norms and regulations; our need to continue to develop creative and entertaining programs and events; our need to retain and continue to recruit key performers; the possibility of a decline in the popularity of our brand of sports entertainment; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and/or our inability to compete effectively, especially against competitors with greater financial resources or marketplace presence; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events; large public events as well as travel to and from such events; our expansion into new or complementary businesses, strategic investments and/or acquisitions; our accounts receivable; the construction and move to our new leased corporate and media production headquarters; litigation and other actions, investigations or proceedings; a change in the tax laws of key jurisdictions; inflationary pressures and interest rate changes; our indebtedness including our convertible notes; our potential failure to meet market expectations for our financial performance;  our share repurchase program; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could cause our stock price to decline; and the volatility in trading prices of our Class A common stock. In addition, our dividend and share repurchases are dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions, general economic and competitive conditions and such other factors as our Board may consider relevant.

Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements. For more information about risks and uncertainties associated with the Company’s business, please refer to any documents filed, or to be filed, by the Company with the SEC, including, but not limited to, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our annual reports on Form 10-K and 10-K/A and quarterly reports on Form 10-Q/A and Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net revenues	$297.6	$333.4
Operating expenses	175.6	180.7
Marketing and selling expenses	16.4	18.4
General and administrative expenses	43.5	32.2
Depreciation and amortization	9.0	9.7
Operating income	53.1	92.4
Interest expense	4.3	6.3
Other income, net	2.5	0.3
Income before income taxes	51.3	86.4
Provision for income taxes	14.6	20.3
Net income	$36.7	$66.1

Earnings per share:
Basic	$0.49	$0.88
Diluted	$0.43	$0.77

Weighted average common shares outstanding:
Basic	74.4	74.8
Diluted	89.3	87.6
Dividends declared per common share (Class A and B)	$0.12	$0.12

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$197.6	$220.2
Short-term investments, net	267.7	258.5
Accounts receivable, net	103.3	112.4
Inventory	4.0	2.9
Prepaid expenses and other current assets	66.7	33.2
Total current assets	639.3	627.2
Property and equipment, net	352.7	329.1
Finance lease right-of-use assets, net	296.4	296.6
Operating lease right-of-use assets, net	15.3	16.3
Content production assets, net	17.1	16.5
Investment securities	11.8	11.8
Deferred income tax assets, net	42.6	45.6
Other assets, net	11.5	12.5
Total assets	$1,386.7	$1,355.6
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$0.5	$0.4
Finance lease liabilities	11.6	11.7
Operating lease liabilities	3.3	3.6
Convertible debt	214.3	214.1
Accounts payable and accrued expenses	98.8	122.9
Deferred revenues	67.4	79.8
Total current liabilities	395.9	432.5
Long-term debt	20.7	20.8
Finance lease liabilities	365.9	364.9
Operating lease liabilities	12.5	13.2
Other non-current liabilities	5.0	7.0
Total liabilities	800.0	838.4
Commitments and contingencies
Stockholders' equity:
Class A common stock	0.4	0.4
Class B convertible common stock	0.3	0.3
Additional paid-in capital	464.7	424.0
Accumulated other comprehensive income	1.2	0.2
Retained earnings	120.1	92.3
Total stockholders’ equity	586.7	517.2
Total liabilities and stockholders' equity	$1,386.7	$1,355.6

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
OPERATING ACTIVITIES:
Net income	$36.7	$66.1
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of content production assets	2.5	9.8
Depreciation and amortization	10.7	12.0
Other amortization	2.7	3.5
Stock-based compensation	13.7	9.6
Benefit from deferred income taxes	2.8	0.3
Other non-cash adjustments	2.1	0.3
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	8.8	3.4
Inventory	(1.0)	(0.9)
Prepaid expenses and other assets	(30.5)	1.3
Content production assets	(3.1)	(11.7)
Accounts payable, accrued expenses and other liabilities	(20.5)	(9.2)
Deferred revenues	(12.3)	9.3
Net cash provided by operating activities	12.6	93.8
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(33.2)	(24.1)
Purchases of short-term investments	(81.2)	(111.6)
Proceeds from sales and maturities of investments	73.0	47.4
Purchase of investment securities	—	—
Other	—	4.3
Net cash used in investing activities	(41.4)	(84.0)
FINANCING ACTIVITIES:
Repayment of debt	(0.1)	(0.1)
Repayment of finance leases	(3.9)	(3.4)
Dividends paid	(8.9)	(8.9)
Proceeds from tenant improvement allowances	0.4	2.3
Proceeds from controlling stockholder contributions	17.4	—
Taxes paid related to net settlement upon vesting of equity awards	(0.1)	(0.1)
Proceeds from issuance of stock	1.4	1.2
Repurchase and retirement of common stock	—	(30.0)
Net cash provided by (used in) financing activities	6.2	(39.0)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(22.6)	(29.2)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	220.2	134.8
CASH AND CASH EQUIVALENTS, END OF PERIOD	$197.6	$105.6
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$19.7	$21.4
Principal stockholder contributions	$8.3	$2.2

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2023			2022
	As Reported	Other Adjustments (1)	Adjusted	As Reported	Other Adjustments (1)	Adjusted
Operating income	$53.1	$8.4	$61.5	$92.4	$—	$92.4
Interest expense	4.3	—	4.3	6.3	—	6.3
Other income, net	2.5	—	2.5	0.3	—	0.3
Income before taxes	51.3	8.4	59.7	86.4	—	86.4
Provision for income taxes	14.6	2.4	17.0	20.3	—	20.3
Net income	$36.7	$6.0	$42.7	$66.1	$—	$66.1
Earnings per share - diluted	$0.43	$0.07	$0.50	$0.77	$—	$0.77

(1)

During the three months ended March 31, 2023, the Company’s consolidated pre-tax results included $6.7 million of legal and professional fees associated with the Company’s strategic alternatives review and recently announced agreement with Endeavor, as well as $1.7 million of expenses related to a legal settlement and other costs associated with the investigation by the Special Committee of members of the Company’s Board of Directors.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2023
	Operating Income (Loss)	Depreciation & Amortization	Stock-based Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$73.6	$4.4	$9.8	$—	$87.8
Live Events	6.1	—	0.9	—	7.0
Consumer Products	21.4	0.1	0.7	—	22.2
Corporate	(48.0)	4.5	2.3	8.4	(32.8)
Total	$53.1	$9.0	$13.7	$8.4	$84.2

	Three Months Ended March 31, 2022
	Operating Income (Loss)	Depreciation & Amortization	Stock-based Compensation	Other Adjustments	Adjusted OIBDA
Media	$117.4	$3.6	$7.2	$—	$128.2
Live Events	2.0	—	0.8	—	2.8
Consumer Products	11.2	0.1	0.6	—	11.9
Corporate	(38.2)	6.0	1.0	—	(31.2)
Total	$92.4	$9.7	$9.6	$—	$111.7

(1)

During the three months ended March 31, 2023, the Company’s consolidated pre-tax results included $6.7 million of legal and professional fees associated with the Company’s strategic alternatives review and recently announced agreement with Endeavor, as well as $1.7 million of expenses related to a legal settlement and other costs associated with the investigation by the Special Committee of members of the Company’s Board of Directors.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q1 2023	Q2 2023	FY 2023
Adjusted OIBDA	$84.2	$125 - $135	$395 - $410
Depreciation & amortization (1)	(9.0)	—	—
Stock-based compensation (1)	(13.7)	—	—
Other operating income items (1)	(8.4)	—	—
Operating income (U.S. GAAP Basis)	$53.1	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after March 31, 2023 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Net cash provided by operating activities	$12.6	$93.8
Less cash used for capital expenditures:
Purchases of property and equipment and other assets (1)	(33.2)	(24.1)
Free Cash Flow (1)	$(20.6)	$69.7

(1)

Purchases of property and equipment and other assets includes $29.6 million and $13.1 million of capital expenditures related to the Company’s new headquarter facility for the three months ended March 31, 2023 and 2022, respectively. Excluding the capital expenditures related to the Company’s new headquarter facility, Free Cash Flow was $9.0 million and $82.8 million for the three months ended March 31, 2023 and 2022, respectively.    The Company received $2.3 million related to tenant improvement allowances associated with construction of its new headquarter facility for the three months ended March 31, 2022. These tenant improvement allowances are included as a component of Net Cash Used in Financing Activities within our Consolidated Statements of Cash Flows and therefore excluded from Free Cash Flow.